Exhibit 10.2

Execution Version

MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT, dated as of February 2, 2026, by and between Warburg Pincus Access Fund, L.P., a Delaware limited partnership (the “Partnership”), and Warburg Pincus LLC, a New York limited liability company (the “Manager”).

WHEREAS, the Partnership desires that the Manager source and recommend investment opportunities to the Partnership, monitor and evaluate Investments and perform administrative services for the Partnership as requested by the General Partner, and the Manager desires to render such services to the Partnership in consideration of a management fee and other compensation as hereinafter specified; and

WHEREAS, the engagement of the Manager by the Partnership is authorized by the Amended and Restated Agreement of Limited Partnership of the Partnership (as amended, restated, supplemented, waived and/or modified from time to time, the “Partnership Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1. Defined Terms. The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Section 1 or, if not so specified, shall have the meanings specified in Article I of the Partnership Agreement.

“Management Fee” shall have the meaning specified in Section 3(a) hereof.

2. Provision of Services by the Manager.

(a) The Manager shall source and recommend to the Partnership investment opportunities consistent with the purposes of the Partnership, monitor and evaluate Investments, and provide such other services related thereto as the Partnership may reasonably request.

(b) The Manager shall (directly or through an Affiliate) maintain a staff trained and experienced in the business of identifying and structuring transactions contemplated by the Partnership Agreement. Services to be rendered by the Manager in connection with the Partnership’s investment program shall include:

(i) analysis and investigation of potential portfolio companies, including their products, services, markets, management, financial situation, competitive position, market ranking and prospects for future performance and analyzing other Investments, including primary and secondary investments in funds;

(ii) analysis and investigation of potential dispositions of Investments, including identification of potential acquirers and evaluation of offers made by such potential acquirers;

(iii) structuring of acquisitions of Investments;

(iv) identification of bank and institutional sources of financing, arrangement of appropriate introductions and marketing of financing proposals;

(v) supervision of the preparation and review of all documents required in connection with the acquisition, disposition or financing of each Investment;

(vi) monitoring the performance of portfolio companies and, where appropriate, providing advice to the management of the portfolio companies during the life of an Investment;

(vii) arranging and coordinating the services of other professionals and consultants, including affiliates of the Manager; and

(viii) providing the Partnership with such other services as the General Partner may, from time to time, appoint the Manager to be responsible for and perform.

(c) After obtaining the decision of the General Partner, which shall have decision-making authority with respect to all of the Partnership’s activities, the Manager shall have authority to take all steps necessary or desirable to effectuate such decisions, including the authority to enter into contracts on behalf of the Partnership relating to any of its investment-related activities and to effect all investment transactions of whatever type that the Partnership is authorized to enter into. The foregoing powers granted to the Manager are to be construed in the broadest sense permitted by applicable law, subject to the provisions, limitations and restrictions of the Partnership Agreement.

(d) The General Partner, on behalf of the Partnership, shall appoint the Manager to be responsible for and perform all functions as, in the General Partner’s reasonable discretion, constitute: (i) portfolio management and risk management functions in respect of the Partnership, and (ii) such other functions or responsibilities (if any) as the General Partner determines are appropriate to be carried out by the Manager. The General Partner will monitor the Manager’s performance of such functions. For the avoidance of doubt, the Manager shall be permitted to engage one or more Affiliates to serve as a sub-manager.

3. Management Fee.

(a) Pursuant to Section 6.2 of the Partnership Agreement, the Partnership (directly or indirectly through an Intermediate Entity) shall pay to the Manager a management fee with respect to each class of Units (the “Management Fee”), calculated in the manner set forth below.

(b) The Management Fee shall be calculated and paid as of the last calendar day of each month in arrears, commencing on the Initial Closing Date until the final distribution of the Partnership’s assets pursuant to Section 9.2 of the Partnership Agreement. The Management Fee for a given class shall be calculated based on the per annum rate applicable to such class as set forth in the Memorandum multiplied by the Net Asset Value attributable to the Units in such class, and subject to any further conditions, waivers or fee holidays applicable to such class. The Management Fee shall be payable by the Partnership before giving effect to any accruals for the Management Fee, Applicable Other Fees, the Performance Participation Allocation, pending Unit repurchases, any distributions and without taking into account accrued and unpaid taxes of any Blocker Corporation or any other Lower Entity through which the Partnership indirectly invests in an Investment or taxes paid by any such Blocker Corporation or Lower Entity during the applicable month. Installments of the Management Fee payable for any period other than a full month shall be adjusted on a pro rata basis according to the actual number of days in such period. The Manager may elect to receive the Management Fee in cash, Units and/or shares or units of Intermediate Entities. If the Management Fee is paid in Units, such Units may be repurchased by the Partnership at Net Asset Value at the Manager’s request and will not be subject to the volume limitations or the early repurchase deduction of the Unit Repurchase Program.

(c) The Management Fee shall be subject to offset in the circumstances described in Section 4.5(a)(i) of the Partnership Agreement.

4. Discretionary Expense Limitation and Reimbursement. The Manager may, in its sole discretion, apply a cap on certain defined Fund Expenses (the “Expense Limitation”) to be borne by the Partnership, as applicable, in any given month, and defer the payment and/or reimbursement of such Fund Expenses in excess of such Expense Limitation until such time as the Expenses Limitation is removed. The Manager may remove the Expense Limitation at its sole discretion and at any time, and the Partnership will repay any excess unreimbursed expenses deferred pursuant to the foregoing sentence and/or any other outstanding unreimbursed amounts of Fund Expenses, within a period not exceeding five (5) years following the date on which the Manager removed the Expense Limitation. The Manager and its Affiliates shall be entitled to reimbursement from the Partnership of all other Fund Expenses incurred.

5. Exculpation and Indemnification. The parties hereto acknowledge that the Manager and its officers, directors, members, partners, employees, agents, stockholders and Affiliates are beneficiaries of and shall be bound by and deemed subject to the exculpation and indemnification provisions of Sections 4.2 and 4.3 of the Partnership Agreement.

6. Term. The term of this Agreement shall be the same as the term of the Partnership Agreement. This Agreement shall be terminated upon the earliest to occur of (a) the decision of the Partnership in the sole discretion of the General Partner upon sixty (60) days’ notice to so terminate, (b) the bankruptcy of the Manager, and (c) the termination of the Partnership.

7. Miscellaneous.

(a) This Agreement may be amended, modified or supplemented at any time and from time to time by an instrument in writing signed by each party hereto, or their respective successors or assigns, or otherwise as provided herein, and any provision herein may be waived, by the written consent of the General Partner; provided that any amendment, modification or supplement that, in the General Partner’s discretion, viewed as a whole together with all such amendments, modifications or supplements, would have a material adverse effect on the Unitholders in the aggregate will require the prior approval of the Independent Directors.

(b) Any notice shall be deemed to have been duly given if (i) personally delivered, when received, (ii) sent by United States Express Mail or recognized overnight courier on the second following Business Day (or third following Business Day if mailed outside the United States), (iii) delivered by electronic mail, when received, or (iv) posted on a password protected website or web-based investor reporting site maintained by the Partnership or its Affiliates and for which any Unitholder has received confirmation of such posting and access instructions by electronic mail, when such confirmation is sent.

(c) This Agreement shall bind any successors or assigns of the parties hereto as herein provided.

(d) This Agreement, the agreements referred to herein, and each other agreement or instrument (including any joinder) entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments, restatements, supplements, waivers or modifications hereto or thereto, may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement, and to the extent such agreement or instrument is signed and delivered by means of electronic transmission (including PDF), it shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. The parties hereto agree that this Agreement and any additional information incidental hereto may be maintained as electronic records or in any other medium as determined by the General Partner in its sole discretion. At the request of any party hereto or to any such agreement or instrument, each party hereto or thereto will re-execute original forms thereof and deliver them to the requesting party. For the avoidance of doubt, a party’s execution and delivery of this Agreement by Electronic Signature, including via DocuSign, Adobe Acrobat Sign, OneSpan or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such party and shall bind such party to the terms of this Agreement. Any party executing and delivering this Agreement by Electronic Signature further agrees to take any and all additional actions that are determined by the General Partner to be necessary or advisable to evidence such party’s intent to be bound by the terms of this Agreement. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or other electronic transmission (including PDF) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic transmission (including PDF) as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(e) This Agreement is intended to create, and creates, a contractual relationship for services to be rendered by the Manager acting in the ordinary course of its business as an independent contractor and is not intended to create, and does not create, a partnership, joint venture or any like relationship among the parties hereto (or any other parties). This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to principles of conflicts of laws.

(f) Without the consent of a majority of the Independent Directors (which, for the avoidance of doubt, would include all of the Independent Directors in the event there were two or fewer Independent Directors on the Board of Directors), the Manager shall not assign, sell or otherwise dispose of all or any part of its right, title and interest in and to this Agreement, except to an Affiliate thereof; provided that, for the avoidance of doubt, the Manager may assign or delegate its rights and obligations hereunder to an entity that controls, is controlled by or is under common control with the Manager in any transaction that is not an “assignment” under the Advisers Act; provided further that such entity shall assume the rights and obligations of the Manager hereunder.

(g) No failure on the part of either party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

(h) This Agreement is intended to confirm the arrangements provided for in the Partnership Agreement for the investment advice and management services of the Manager to the Partnership. Accordingly, the Partnership Agreement shall govern in the event of any conflict, ambiguity or inconsistency between this Agreement and the Partnership Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives thereunto duly authorized effective as of the day and year first above written.

Warburg Pincus Access Fund, L.P.

By: Warburg Pincus Access Fund GP, L.P., its general partner

By: WP Global LLC, its general partner

By: Warburg Pincus Partners II, L.P., its managing member

By: Warburg Pincus Partners GP LLC, its general partner

By: Warburg Pincus & Co., its managing member

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: Partner

WARBURG PINCUS LLC

By:	/s/ Steven Glenn
Name: Steven Glenn
Title: Managing Director